UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 17, 2015

Carey Watermark Investors 2 Incorporated

(Exact Name of Registrant as Specified in its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

000-55461	46-5765413
(Commission File Number)	(IRS Employer Identification No.)

50 Rockefeller Plaza, New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 492-1100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers.

On December 17, 2015, Mr. Hisham A. Kader resigned from his position as Chief Accounting Officer of Carey Watermark Investors 2 Incorporated (the “Company”), effective as of January 1, 2016.  He will continue to serve as the Company’s Chief Financial Officer.  Effective as of January 1, 2016, Mr. Noah K. Carter will act as the Company’s Principal Accounting Officer.

Mr. Carter, age 35, has served as Controller of the Company since April 2015.  He has also served as Controller of Carey Watermark Investors Incorporated, an affiliate of the Company, since April 2015.  Before joining the Company, Mr. Carter served as Controller of American Realty Capital Hospitality Trust, Inc. from December 2013 to April 2015.  Prior to that, Mr. Carter was a Senior Manager in the Assurance practice at Ernst & Young LLP (“EY”).  He joined EY in 2004 in Vancouver and subsequently spent nine years at their offices in Vancouver, London and most recently New York, during which time he specialized in audit services focusing on the real estate sector.  He is a Certified Public Accountant licensed in the state of New York and a member of the Chartered Professional Accountants of British Columbia.  Mr. Carter holds a Bachelor of Commerce degree in Accounting from the University of British Columbia in Canada.

On December 18, 2015, Mr. William J. Sales notified the Company of his decision to resign from the Company’s Board of Directors (the “Board”) and from all committees of the Board on which he serves.  Mr. Sales did not resign due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Carey Watermark Investors 2 Incorporated

Date: December 23, 2015	By:	/s/ Hisham A. Kader
Hisham A. Kader
Chief Financial Officer